Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.greenvillefirst.com

Greenville First Announces 10% Stock Dividend as Assets Exceed $450 million

Greenville, SC, July 18, 2006 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank NA, today announced that net income for the second quarter of 2006 was $970 thousand, or $0.30 per diluted share, an 18.0% increase in net income when compared to $822 thousand, or $0.26 per diluted share, for the same period in 2005.

Return on average assets for the second quarter of 2006 was 0.88% compared to 0.93% for the same quarter in 2005. Return on average shareholders' equity for the second quarter in 2006 was 12.14% compared to 11.19% for the second quarter in 2005. The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) improved to 48.4% for the 2006 second quarter compared to 49.3% for the 2005 second quarter.

"I am proud of the Greenville First team and their outstanding accomplishments during the first six months of 2006," said Art Seaver, President and CEO.  "Assets have grown $49.9 million during this period with $39.1 million of the total growth occurring in our loan portfolio.  In addition, deposit growth has been tremendous for our Company at $40.8 million during the first and second quarters of 2006, largely due to the addition of our Parkway and Augusta Road offices in 2005.  Our second quarter results reflect the continued momentum of Greenville First."

Total assets grew to $455.3 million as of June 30, 2006, compared to $357.2 million on June 30, 2005, an increase of 27.5%. Loans were $377.6 million at June 30, 2006, an increase of $66.4 million, or 21.3%, when compared with $311.2 million on June 30, 2005. Deposits grew 28.9% to $294.9 million on June 30, 2006, compared to $228.9 million on June 30, 2005.

"We are very excited with the growth of our Company.  We are also pleased to announce a 10% stock dividend for our shareholders," stated Seaver. "We believe this distribution will enhance the liquidity of our shareholders' investment," added Seaver. Shareholders of record on July 24, 2006 will receive the additional shares on August 14, 2006, with fractional shares paid in cash. The earnings per share and book value per share amounts for all periods presented have been adjusted to reflect the 10% stock dividend.

The Company's book value per share was $10.90 as of June 30, 2006, while the closing stock price was $22.22 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and six months ended June 30, 2006 and 2005 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands, except per share data)

Summary Results of Operations Data:
Interest income	$7,498	$5,228	$14,124	$9,810
Interest expense	3,935	2,307	7,201	4,208
Net interest income	3,563	2,921	6,923	5,602
Provision for loan losses	400	265	800	610
Net interest income after
provision for loan losses	3,163	2,656	6,123	4,992
Noninterest income	174	218	329	431
Noninterest expense	1,809	1,549	3,599	3,033
Income before taxes	1,528	1,325	2,853	2,390
Income tax expense	558	503	1,041	908
Net income	$970	$822	$1,812	$1,482

Per Share Data: (5)
Net income, basic	$0.33	$0.28	$0.62	$0.51
Net income, diluted	$0.30	$0.26	$0.56	$0.46
Book value	$10.90	$10.10	$10.90	$10.10

Weighted average number of shares outstanding: (5)
Basic	2,932	2,925	2,929	2,919
Diluted	3,236	3,231	3,241	3,221

Performance Ratios:
Return on average assets (1)	0.88%	0.93%	0.86%	0.87%
Return on average equity (1)	12.14%	11.19%	11.54%	10.36%
Net interest margin (1)	3.33%	3.36%	3.40%	3.35%
Efficiency ratio (2)	48.42%	49.34%	49.63%	50.27%

Growth Ratios and Other Data:
Percentage change in net income from the same	18.05%		22.27%
quarter of the previous year
Percentage change in diluted net income per share
from the same quarter of the previous year	15.38%		21.74%
				Continued

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	At June 30,
	2006	2005
	(Dollars in thousands)
Summary Balance Sheet Data:
Assets	$455,256	$357,159
Investment securities	60,627	40,370
Loans (3)	377,633	311,220
Allowance for loan losses	4,234	4,377
Deposits	294,941	228,876
Securities sold under agreement to repurchase
and federal funds purchased	13,730	17,029
Federal Home Loan Bank Advances	97,500	72,500
Junior subordinate debentures	13,403	6,186
Shareholders' equity	31,976	29,555

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	0.60%	0.21%
Nonperforming assets, past due and restructured
loans to total assets	0.50%	0.19%
Net charge-offs year to date to average
total loans (3)(4)	0.58%	0.00%
Allowance for loan losses to nonperforming loans	620.96%	662.26%
Allowance for loan losses to total loans (3)	1.12%	1.41%

Capital Ratios:
Average equity to average assets	7.48%	8.40%
Leverage ratio	10.24%	10.00%
Tier 1 risk-based capital ratio	12.48%	12.50%
Total risk-based capital ratio	13.74%	13.70%

Growth Ratios and Other Data:
Percentage change in assets	27.47%
Percentage change in loans (3)	21.34%
Percentage change in deposits	28.87%
Percentage change in equity	8.19%
Loans to deposit ratio (3)	128.04%

    ______________________________

    (1)  Annualized for the three and six month periods.

    (2)  Computed by dividing noninterest expense by the sum of net interest income and  noninterest income.

    (3)  Includes nonperforming loans.

    (4)  Annualized for the six month period.

    (5)  All per share data has been restated to reflect the ten percent stock dividend.